EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BPZ Energy, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements of BPZ Energy, Inc. on Form S-8 (SEC File Nos. 333-116508 and 333-126388) of our report dated March 30, 2006 (September 14, 2006 as to the information entitled “September 2006 Restatement” in Note 1) relating to the consolidated balance sheets of BPZ Energy, Inc. and Subsidiaries (An Exploratory Stage Company), as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report is included in the Company’s annual report on Amendment No. 2 to Form 10-KSB for the year ended December 31, 2005.

/s/ Johnson Miller & Co. CPA’s, P.C.
Johnson Miller & Co. CPA’s, P.C.
Midland, Texas

October 16, 2006